EXHIBIT 99.1

FOR IMMEDIATE RELEASE

ARC Global Trust Engages Barclays and RCS Capital as Financial Advisors

Robust Market Conditions, Improving Global Economy and Low Interest Rate Environment Create Favorable Backdrop to Review Strategic Alternatives in the First Quarter of 2015

New York, New York, January 5, 2015 – American Realty Capital Global Trust, Inc. (“ARC Global” or the “Company”) today announced that it has engaged Barclays Capital Inc. and RCS Capital, the investment banking and capital markets division of Realty Capital Securities, LLC, as financial advisors to assist ARC Global in promptly evaluating potential strategic alternatives. This action follows the close of the Company’s $1.7 billion initial “best efforts” public offering on June 30, 2014, and the subsequent deployment of all of the net proceeds available for investment from that offering. Using prudent leverage, at a weighted average interest rate of 2.6%, ARC Global has acquired a portfolio of global net lease assets across Europe and the United States for an aggregate purchase price of approximately $2.4 billion.(1)

Commenting on the announcement, Scott Bowman, Chief Executive Officer of ARC Global said, “We are excited to announce the completion of our deployment activities, marking another key milestone following the close of our initial public offering mid-last year, and further demonstrating our Investor First philosophy. Our execution to date is a testament to the strength and talent of the entire ARC Global team and the valued support of our European partner, Moor Park Capital Partners.”

Mr. Bowman continued, “Given improving global market conditions and a favorable interest rate environment, we believe that now is the appropriate time to evaluate the Company’s strategic alternatives. With the appointment of financial advisors, Barclays, a firm with significant international reach, as well as RCS Capital, a firm expert in M&A as it effects non-traded REITs, we stand well positioned and well advised to deliver maximum value over the long-term for our shareholders as we embark on the next phase of our program’s lifecycle.”

“Backed by our extensive expertise in the corporate sale-leaseback market, and with the support of Moor Park Capital Partners, we are extremely pleased to complete the acquisition of a high-quality portfolio of global net lease assets,” said Andrew Winer, President and Chief Investment Officer of ARC Global. “We have built a significant portfolio with a geographic balance of approximately 60% US-based real estate assets and 40% European-based real estate assets using attractively priced leverage at an average interest rate of 2.6%. This portfolio exemplifies the focus and geographical diversification criteria at the core of our investment strategy, meeting all targets we set forth in our prospectus. Additionally, we have a substantial pipeline of remaining assets which could be evaluated for successor global funds.”

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(1) Properties owned or under contract

Key ARC Global Portfolio Information (Properties owned or under contract as of 12/31/14)

	U.S. Portfolio	European Portfolio	Total Portfolio

Number of properties	255	52	307
Square Feet (millions)	10.6	5.7	16.3
Occupancy	100%	100%	100%
Lease term remaining (Years)	10.4	12.8	11.4
Rated investment grade	48%	48%	48%
Implied investment grade*	75%	91%	82%
Number of Tenants	48	29	77
Number of Industries	27	17	34
Countries	1	4	5

Note: Data is unaudited

*Investment grade rating includes tenants that are rated investment grade and implied investment grade. Implied Investment Grade includes guarantors for which there are actual in-place Moody’s Investment Grade ratings (“Actual Investment Grade”), guarantors whose risk has been calculated using a proprietary Moody’s analytical tool (“Implied Investment Grade”) and guarantors who have a parent company that is rated Actual Investment Grade. For guarantors where a Moody’s rating is not available (no public debt or currently reviewed by Moody’s), their financial statements are reviewed and analyzed using a Moody’s analytical tool (which uses the same calibrations as they employ for actual ratings) to determine if the risk metrics equate to an equivalent to that of a company with an Actual Investment Grade rating. This is the same methodology employed by providers of our corporate credit facility.

About ARC Global

ARC Global is a publicly registered, non-traded real estate investment trust (“REIT”) that qualified as a REIT for tax purposes beginning with the taxable year ended December 31, 2013. Additional information about ARC Global can be found on its website at www.arcglobaltrust.com.

Important Notice

The statements in this press release that are not historical facts may be forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause the outcome to be materially different. In addition, words such as “anticipate,” “believe,” “expect” and “intend” indicate a forward-looking statement, although not all forward-looking statements include these words. Actual results may differ materially from those contemplated by such forward-looking statements, including those set forth in the Risk Factors section of ARC Global’s Annual Report on Form 10-K filed on March 7, 2014. Further, forward-looking statements speak only as of the date they are made, and ARC Global undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time, unless required by law.

Media Inquiries:	Investor Inquiries:

Anthony J. DeFazio SVP of Public Relations DDCworks tdefazio@ddcworks.com Ph: (484-342-3600)	Andrew G. Backman Managing Director Investor Relations and Public Relations abackman@arlcap.com Ph: (212-415-6500)	Patrick J. Goulding Chief Financial Officer ARC Global Trust pgoulding@arlcap.com Ph: (212-415-6500)